Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

QTREX Quantum Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share	(1)	Other	3,834,244	$1.28	$4,907,832.32	0.0001381	$677.77

Total Offering Amounts:						$4,907,832.32		677.77
Total Fee Offsets:								0.00
Net Fee Due:								$677.77

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

Represents ordinary shares, no par value, of QTREX Quantum Ltd., or Ordinary Shares and the Registrant, respectively, reserved for issuance in connection with securities awards that may be granted under the Company’s Amended and Restated 2019 Equity Incentive Plan, or the Amended and Restated 2019 Plan, to which this Registration Statement relates.

The fee is based on the number of Ordinary Shares which may be issued in connection with securities awards that may be granted under the Amended and Restated 2019 Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on July 17, 2026.